EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made this _____ day of November, 2002, by and among GREAT PLAINS ACQUISITION CORPORATION, a Nevada corporation , a subsidiary of ORDERPRO LOGISTICS, INC. corporation (collectively the "Buyer"), and GREAT PLAINS TRANSPORTATION, INC., a Kansas ("Great Plains") and PAUL TITUS (collectively the "Seller" or "Owner").

                                    RECITALS:

     The Seller is engaged in the trucking business and operates as a contract carrier of general commodities in 48 of the United States, both over the public highways and over railroad lines (collectively the "Business"); and

     Paul Titus is the President, sole director and sole shareholder of Great Plains; and

     The principal place of business of the Seller is located at 6505 Frontage Road, #12, Merriam, Kansas, 66202; and

     The Buyer desires to purchase substantially all of the business assets of Great Plains and the Seller and the desires to sell such business assets for the price and upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual undertakings, warranties, representations, covenants and agreements hereinafter contained, the parties hereby agree as follows:

                       ARTICLE 1. ASSET PURCHASE AND SALE

     1.1. ASSETS TO PURCHASE. Subject to the terms and conditions hereof, the Seller agrees on the Closing (as hereinafter defined) to assign, sell, transfer, convey, and deliver to the Buyer, free and clear of all liens and encumbrances, and the Buyer hereby agrees on the Closing to purchase from the Seller, all of the assets and personal property of Great Plains (excepting only the assets specifically hereinafter identified as "Excluded Assets") related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the "Purchased Assets"), including, without limitation, the following:

     1.2. FIXED ASSETS. All fixed assets, office furniture, fixtures, and equipment, computer system hardware and ancillary equipment, telephone equipment and fixtures, and equipment, including, without limitation, the trailers and the other assets and properties described below; identified on Exhibit 1.2 (collectively the "Fixed Assets");

          1993 Wabash 53' dry van             #_______      Serial # _______
          1993 Wabash 53 dry van semi-trailer #________     Serial # _______
          l990 Great Dane 48' dry van         #________     Serial # _______

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     1.3. INTANGIBLE PROPERTY. All intangible personal property, including all business records (necessary to operate the business) computer programs and software; prepaid insurance; freight orders in process; customer contracts; published tariffs; customer and vendor lists and all records related thereto; customer list data base; telephone numbers and fax line numbers; post office box numbers and lease rights; goodwill; and other miscellaneous assets now used in the conduct of the Business (collectively the "Intangible Property");

     1.4. INTELLECTUAL PROPERTY. Business names, trade names, and assumed names (including without limitation the names "Great Plain Transportation") and all other names and slogans embodying business or product goodwill.

     1.5. LICENSES AND PERMITS. All permits, licensing approvals, and notifications, governmental or otherwise, relating to the Business (collectively the "Licenses and Permits");

     1.6. CONTRACTS. All rights arising under contracts, (broker agreements) whether written or oral, including any tangible personal property leases, under which Seller is the beneficiary, including without limitation those contracts and leases identified on Exhibit 1.6. hereto (collectively the "Contracts");

     1.7. MISCELLANEOUS ASSETS. Any other miscellaneous assets related to the Business (collectively the "Other Assets").

     1.8. EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the Buyer does not purchase, and the Seller does not sell, any of the following assets ("Excluded Assets"); the Seller's cash on hand or on deposit with any financial institution or invested in any money market fund; Accounts receivable and notes receivable from any source whatsoever arising in the operation of the Business (the "Accounts Receivable"); the Seller's corporate minute books stock records, tax records.

     1.9. NO LIABILITIES AND OBLIGATIONS ASSUMED. Except as specifically provided herein, the Buyer shall not assume any liabilities, obligations, or undertakings of the Seller of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due, including, but not limited to, any accounts payable, notes payable, accrued payroll, or any obligations to the Seller's employees such as accrued and unused sick pay, vacation pay, holiday pay or personal days pay, accrued and unpaid commissions, fees, or other compensation, any federal, state, or local taxes, including but not limited to any payroll taxes, sales taxes and income taxes incurred by the Seller and/or the Shareholder in the operation of the Business through the Closing (collectively the "Seller's Liabilities").

     Buyer will continue to rent the premises occupied by the Seller, on a month to month basis and shall give 60 days notice of their intent to vacate the premises. Buyer shall indemnify and hold Seller harmless from any liability arising from its occupancy of the premises after Closing.

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                     ARTICLE 2. PURCHASE PRICE AND PAYMENT.

     2.0 PURCHASE PRICE. The purchase price ("Purchase Price") for the Purchased Assets shall be Two hundred and sixty-five thousand and no/100 Dollars ($265,000) and paid by the Buyer.

     2.1 PAYMENT. The Buyer shall pay the Purchase Price as follows:

         (a) At the Closing, the Buyer shall pay to the Seller and/or the Owner by cashier's check or by wire transfer of immediately available funds the sum of $40,000.

         (b) At the Closing, the Buyer shall execute and deliver to the Seller its promissory note, from OrderPro Logistics, Inc., in the amount of $35,000 which note shall provide that the Seller will redeem said note within 90 days after closing.

         (c) At the Closing, the Buyer shall execute and deliver to the Seller a Convertible Debenture, from OrderPro Logistics, Inc., in the amount of One Hundred and Ninety Thousand and no/100 Dollars ($190,000) in the form attached hereto as Exhibit 2.1 (the "Debenture"), which shall bear interest at the rate of seven percent (7.0%) per annum, shall be payable in within 36 months after Closing. This Debenture may be converted by the Holder one year after Closing and before Maturity Date at a conversion rate of Nine hundred and fifty thousand (950,000) shares of Company Common Stock (the "Shares"). No accrued interest will be paid upon the conversion. The Shares issuable upon conversion of the Debenture will be freely tradable stock.

     3.2 ALLOCATION OF ASSET PURCHASE PRICE. The Asset Purchase Price will be allocated by the Buyer among the Purchased Assets in the following manner:

     Rolling Stock       $________________
     Other Assets        $________________
     Goodwill            $________________

            Total        $265,000.

     The Buyer and the Seller further agree to report this transaction for tax purposes in accordance with such allocation and to sign the Forms 8594 attached hereto as Exhibit 3.2 and file such forms with their respective income tax returns for the taxable year of reporting this transaction.

     3.3 CONSULTING/NON-COMPETITION AGREEMENT. At Closing the Seller and Paul Titus will enter into a Consulting and Non-Competition Agreement ("Consulting Agreement"), identified in Exhibit 3.3, which shall be for a period of three (3) years and renewable by mutual consent and shall contain language as to the following;

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         (a) COMMISSION. The Buyer shall pay a commission on net freight revenue produced by the US Salt Holding, LLC and on any other produced by Seller. Commission earned on US Salt shall be based on annual revenue exceeding
$750,000; and all other accounts; Commission is a 20%/80% split of gross profit. Example - if the load pays $1,000 and Buyer pays the trucking company* $700, gross profit is $300, then the commission is 20% of the $300 or $60. (* trucking company also means owner-operators and company trucks [paid at same rate as owner-operators]).

         (b) NON-COMPETE. During the period of consulting and 2 years thereafter the Seller agrees not to not to compete with the Business.

                               ARTICLE 4. CLOSING.

     4.1 CLOSING. The "Closing Date" shall mean the date of the Closing which shall occur on or about November 15, 2002, at a time and place as the parties may mutually agree upon.

     4.2 DOCUMENTS TO BE DELIVERED BY SELLER AND THE OWNER. The Seller and the Owner agree to deliver to the Buyer at the Closing the following documents, in form and substance reasonably satisfactory to the parties and their respective counsel, duly executed as appropriate:

         4.2.1. CERTIFICATES OF GOOD STANDING for each Seller issued by the Secretary of the State of each State in which any Seller is registered as a foreign corporation, dated no earlier than thirty (30) days prior to the Closing;

         4.2.2. AUTHORIZING RESOLUTIONS. Certified copy of corporate resolutions of Seller's sole shareholder and sole director authorizing said Seller to enter into this Agreement and to consummate the transactions contemplated herein;

         4.2.3. BILL OF SALE AND CERTIFICATE OF TITLE. Bill of Sale for the assignment and transfer of the Purchased Assets; and Certificates of Title for each trailer and each other unit of transportation equipment, free and clear of all liens and encumbrances;

         4.2.4. ASSIGNMENTS. Appropriate assignment documents assigning all of the Seller's right, title and interest in the Intangible Property, Intellectual Property, Licenses and Permits, Contracts, Advertising Materials, Prepaid Assets, and Other Assets including written consent to such assignments, if required by the terms thereof;

         4.2.5. CERTIFICATE OF WARRANTIES AND REPRESENTATIONS. Certificate of President of Seller regarding warranties and representations as required under
Section 8.1.1;

         4.2.6. RELEASE OF LIENS. Termination Statement, Satisfaction, or Release, executed by the Secured Party named thereon and in form for filing, for every UCC-1 Financing Statement on file with any state or local filing authority naming the Seller as the debtor party and claiming an interest in any of the Purchased Assets;

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         4.2.7. CONSULTING AGREEMENT AND NON-COMPETITION AGREEMENT. The
Consulting Agreement duly executed by the Owner;

         4.2.8. REAL ESTATE LEASE. The real estate lease attached hereto as
Exhibit 4.2.10. (the "Real Estate Lease") duly executed by the Lessor;

         4.2.9. PREPAID ASSETS. A schedule describing all of the Prepaid Assets in detail as of the Closing.

     4.3 DOCUMENTS TO BE DELIVERED BY THE BUYER. The Buyer agrees to deliver to the Seller at the Closing the following documents, in form and substance reasonably satisfactory to the parties and their respective counsel, duly executed as appropriate:

         4.3.1. AUTHORIZING RESOLUTIONS. Certified copy of corporate resolutions of the Buyer authorizing the Buyer to enter into this Agreement and to consummate the transactions contemplated herein;

         4.3.2. PAYMENT. Payment of the Purchase Price in the amount and form as required by Section 3.1.2 hereof;

         4.3.3. CONSULTING AND NON-COMPETE AGREEMENT. The Consulting Agreement duly executed by the Buyer;

         4.3.4. CERTIFICATE OF WARRANTIES AND REPRESENTATIONS. Certificate of the President of the Buyer regarding warranties and representations as required under Section 8.2.1;

         4.3.5. OTHER DOCUMENTS. Such other documents as the Seller may reasonably request to carry out the transactions contemplated under this Agreement.

                      ARTICLE 5. POST-CLOSING OBLIGATIONS.

     5.1 FURTHER DOCUMENTS AND ASSURANCES. At any time and from time to time after the Closing, each party shall, upon request of another party, execute, acknowledge, and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably required to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

                   ARTICLE 6. REPRESENTATIONS AND WARRANTIES.

     6.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNER. Notwithstanding the Buyer's due diligence investigation or the Buyer's knowledge of any misrepresentation or breach hereof, the Seller and the Owner make the following representations and warranties to the Buyer with the intention that the Buyer may rely upon the same and acknowledge that the same shall be true on the date hereof (unless specified as being true only upon Closing) and as of the

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Closing (as if made at the Closing) and shall survive the Closing, except as specifically set forth on the Disclosure Schedule attached hereto as EXHIBIT 6.1 and initialed by the parties. The Disclosure Schedule shall be arranged in paragraphs corresponding to the paragraph numbering of this Section 6.1 and the exceptions shall be limited to the specific terms thereof as expressed with respect to each respective paragraph hereof.

         6.1.1. ORGANIZATION. Great Plains Transportation, Inc. is a corporation which has been duly organized is validly existing, and is in good standing under the laws of the State of Kansas, and has all requisite power and authority, corporate and otherwise, and possess all necessary government licenses, permits, franchises and approvals necessary, to own and lease its properties and assets and to conduct the businesses in which it is presently engaged.

         6.1.2. BINDING OBLIGATION AUTHORITY. This Agreement, the Consulting Agreement and Non-Competition Agreement, and all collateral documents constitute the legal, valid, and binding obligation of the Seller and/or the Owner, enforceable in accordance with the terms thereof.

         6.1.3. FINANCIAL CONDITION.

               (a) The Seller has furnished the Buyer with (1) all financial statements, including balance sheets and income statements, statement of cash flows and notes to financial statements prepared by the Seller's accountants for the years ended December 31, 2000, 2001 and internally-prepared monthly financial statements for interim periods from January 1, 2002 through September 30, 2002 (collectively the "Financial Statements"); and (2) all federal, state, and other tax returns filed by, or with respect to, the Seller for each of the years 2000 and 2001 inclusive (collectively the "Tax Returns").

               (b) The Financial Statements are prepared from and in accordance with the books and records of the Seller. The Financial Statements are true and correct, accurately reflect the income and expenses of the Seller for the periods covered thereby fairly represent and present in all material respects the financial condition of the Seller as of the dates thereof and the results of operations of the Business and the Seller for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto. To the knowledge of the Seller and the Owner, no liabilities of the Seller, whether absolute, contingent, known or unknown, which existed during the periods indicated have been omitted from the Financial Statements.

         6.1.4. BOOKS AND RECORDS. The Seller's books of account and records (including customer order files, employment records, and sale, purchase, and warehousing records) are complete, true, and correct in all material respects and are consistently maintained in the ordinary course of business.

         6.1.5. TAX REPORTS, RETURNS, AND PAYMENT. The Seller has accurately prepared and timely filed all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind known to the Seller to be required to be filed. The Seller has promptly paid and is not delinquent with respect to payment of any taxes, duties, and charges based on the income, purchase, sales, business, payroll, or assets of the Seller. There are no disputes with any governing authority as to taxes of any nature payable by the Seller.

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          6.1.6. TITLE TO PURCHASED ASSETS. Seller holds valid title to the
Purchased Assets free and clear of all liens, encumbrances, licenses or leases and the Buyer shall have the right to take possession of the Purchased Assets immediately after the Closing.

         6.1.7. ASSETS USED IN THE BUSINESS; GOOD CONDITION AND REPAIR. The Purchased Assets include all of the assets used by Seller in the conduct of the Business, except for the Excluded Assets. Substantially all of the Purchased Assets are in good condition and repair and in the case trailers that constitute the Seller's "rolling stock," are road worthy, are useable in the ordinary course of the business and are in condition to pass all applicable safety tests.

         6.1.8. CONDUCT OF BUSINESS. The Seller has conducted and will conduct its operations up to and including the Closing in the same manner in which it has heretofore conducted such operations. Specifically, the Seller has not, and will not, without prior written approval of the Buyer, take any action; Entering into any contract, lease, commitment or the like, without the Buyer's prior written consent, committing the Buyer to material future expenditures, except the acquisition of Inventory in the ordinary course of business;

         6.1.9. LICENSES AND PERMITS. To the best of the Seller's knowledge, Seller possesses all Licenses and Permits, approvals, and notifications, governmental or otherwise, the absence of which would have a material adverse effect on the Business. The Buyer shall be responsible to obtain all necessary Licenses and Permits to operate the Business after the Closing (and the Closing is conditioned upon the Buyer's ability to obtain such Licenses and Permits).

         6.1.10. AGREEMENTS, ARRANGEMENTS, CONTRACTS, AND COMMITMENTS. The Seller is not a party to or bound by any agreement, arrangement, contract or commitment involving any covenants by the Seller or the Owner not to compete in any lines of business or with any person or business entity;

         Except as provided therein, each agreement, arrangement, contract or commitment referred to in the Disclosure Schedule is terminable pursuant to the terms of the contract without penalty, cost, or liability with written notice not exceeding thirty (30) days. Except as provided therein, the Seller is not in material breach (nor has it received notice of a claim that it is in material breach) of any contracts identified in the Disclosure Schedule as not terminable on thirty (30) day's written notice. Except as provided therein, all agreements, arrangements, contracts and commitments referred to in the Disclosure Schedule are assignable without consent of any person and such consents, if any, as are required shall be obtained by the Seller prior to the Closing.

         6.1.11. CHANGE IN CUSTOMERS OR VENDORS. No customer or vendor has indicated to the Seller that it intends to cease doing business with the Seller or materially alter the amount or pricing of business done with the Seller.

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         6.1.12. INSURANCE. The Seller has maintained, and will continue to maintain until the Closing, insurance coverage as to public liability, cargo, and on the Seller's personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in amounts of coverage presently in force. All such insurance is in full force on the date of this Agreement, is carried with reputable insurers, and there are no premium payments past due thereon. The Seller has promptly and adequately notified the Seller's insurance carriers of any and all claims known to the Seller with respect to the operations, products or services of the Seller for which the Seller is insured. The Seller will deliver to the Buyer at the Closing a letter or letters from its insurance carriers which confirms that all of the Seller's insurance policies relating to the Business and the Purchased Assets are freely assignable to the Buyer at the Closing (and such letter or letters will include the consent to such assignment from the insurance carriers, if such consent is required). At the Closing, the Seller shall deliver certificates of insurance from all of such insurance carriers which names the Buyer as the insured and which names the Seller as an additional insured under all collision and general liability insurance policies.

         6.1.13. LITIGATION. There is no pending litigation against the Seller or the Owner, nor to the knowledge of the Seller or the Owner any adverse claims which may lead to litigation, relating to any aspect of the Business, the Purchased Assets. or the Membership Interests, except as disclosed in Exhibit
6.1 hereto. There are no proceedings, arbitrations, hearings or investigations, against the Seller at the Business, the Purchased Assets or the Membership Interests at law or in equity or by any court or governmental entity of any kind, nor to the knowledge of the Seller or the Owner, no such matter is threatened, except as disclosed in Exhibit 6.1 hereto.

         6.1.14. LAWS AND REGULATIONS. The Seller has not received any notice of, and the Seller and the Owner have no knowledge of, any sort of alleged violation of any Laws relating to the Business or the Purchased Assets.

         6.1.15. BROKERS. The Seller and the Owner have not engaged the services of any broker or finder in connection with the transactions described in this Agreement.

         6.1.16. COMPLETENESS OF DISCLOSURE. No representation in this Section
6.1 contains any untrue statement of a fact or omits to state any fact, the omission of which would be misleading.

         6.1.17. RISK OF LOSS. The Seller assumes all risk of destruction, loss, or damage to the Purchased Assets due to fire, wind, storm, or other casualty up to the Closing.

         6.1.18. CONDITIONS AFFECTING THE BUSINESS. There is no fact, development, or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Business which are known to the Seller or the Owner which are reasonably likely to adversely affect the Business. The Seller and the Owner have used their best efforts to keep available for the Buyer the customers and suppliers of the Seller. The Seller and the Owner have no reason to believe that consummation of the transactions contemplated herein will result in the loss of any customer, supplier, or other advantageous arrangement relating to the Business.

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     6.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer makes the following representations and warranties to the Seller with the intention that the Seller may rely upon the same and acknowledges that the same shall be true on the date hereof and as of the Closing (as if made at the Closing) and shall survive the Closing.

         6.2.1. ORGANIZATION. The Buyer, to be formed prior to Closing, is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, to own and lease its properties and assets and to conduct the business in which it is present engaged.

         6.2.2. CORPORATE AUTHORITY. This Agreement, the Consulting Agreement, the Non-Competition Agreement, and all collateral documents constitute the legal, valid, and binding obligation of the Buyer enforceable in accordance with the terms thereof. The Buyer has all requisite corporate power and authority, including the approval of its board of directors, to execute, perform, carry out the provisions of, and consummate the transactions contemplated in this Agreement.

         6.2.3. BREACHES OF CONTRACTS; REQUIRED CONSENTS. Neither the execution and delivery of this Agreement, the Consulting Agreement by the Buyer, nor compliance by the Buyer with the terms and provisions thereof, will: (a) conflict with or result in a breach of any of the terms, conditions, or provisions of the Articles of Incorporation, Bylaws, or other governing instruments of the Buyer; any judgment, order, decree, or ruling to which the Buyer is a party or by which it is bound; any law, rule, regulation or injunction of any court or governmental authority to which the Buyer is subject; or any mortgage, agreement, contract, lease, or commitment which is material to the financial condition of the Buyer; or (b) require the affirmative consent or approval of any third party.

         6.2.4. BROKERS. The Buyer has not engaged the services of any broker or finder in connection with the transactions described in this Agreement.

         6.2.5. COMPLETENESS OF DISCLOSURE. No representation in this Section
6.2 contains any untrue statement of a fact or omits to state any fact, the omission of which would be misleading.

        ARTICLE 7. CONDUCT AND TRANSACTION OF BUSINESS PRIOR TO CLOSING.

     7.1 ACCESS TO INFORMATION. During the period prior to the Closing, the Seller shall give to the Buyer and its attorneys, accountants, or other authorized representatives, access to all of its property, books, contracts, commitments, and records and shall furnish to the Buyer during such period all such information as the Buyer may request.

     7.2 RESTRICTIONS IN OPERATION OF THE BUSINESS. The Seller represents and covenants that:

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         7.2.1. EMPLOYEE OBLIGATIONS. Seller has paid, and will pay, the employee payroll for all hours worked through the Closing, all sales commissions earned for sales made through the Closing, all accrued and unused vacation, sick or other benefit pay and all bonuses or additional compensation due to its employees for services performed, or related to employment occurring prior to the Closing, and owner/operator settlements will be pro-rated at closing.

         7.2.2. PRESERVATION OF THE BUSINESS. The Seller has used, and will use, its best efforts to preserve the business organization and assets of the Business and not to impair relationships with customers, vendors, and others having business relations with the Business.

                        ARTICLE 8. CONDITIONS OF CLOSING

     8.1 CONDITIONS TO OBLIGATION OF THE BUYER TO PROCEED WITH THE CLOSING. The obligations of the Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by the Buyer in its sole discretion:

         8.1.1. ACCURACY OF REPRESENTATIONS; Certificate of President. The representations and warranties of the Seller and the Owner herein contained are true in all respects both at signing and as of the Closing and the Seller has fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. The Seller shall have delivered to the Buyer a certificate in form and substance satisfactory to the Buyer dated as of the Closing and executed by the President of the Seller to all such effects.

         8.1.2. CONSULTING AND NON-COMPETE AGREEMENT. The Owner shall have entered into the Consulting Agreement in the form attached hereto as Exhibit 3.3.

         8.1.3. RELEASE OF SECURED CLAIMS AND MORTGAGES. The Seller shall have obtained full and complete releases of all liens, security interests, mortgages, or other encumbrances upon the Purchased Assets.

         8.1.4. REQUIRED CONSENTS AND LICENSES. All required consents and licenses shall have been obtained by the Buyer from governmental agencies whose approval is required to consummate the transactions contemplated herein and from each person or entity, including without limitation the Federal and State licenses to operate the Business on an interstate and intrastate basis, respectively.

         8.1.5. CHANGE OF NAME. Great Plains Transportation, Inc. shall have prepared and filed with the Kansas Secretary of State suitable documents amending their Articles of Incorporation to change Great Plains Transportation, Inc., to names dissimilar to their present names. The Seller agrees to cooperate to the extent necessary to permit the Buyer to file a certificate of assumed name for the name "Great Plains Transportation, Inc." with the Secretary of State of Kansas and any other state in which Seller is registered or licensed to conduct business. Seller shall have prepared for delivery at Closing such documents as are necessary to transfer to Buyer all of Seller's rights to the name

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         8.1.6. DELIVERY OF DOCUMENTS. The Seller shall have delivered all documents required to be delivered at Closing pursuant to Section 4.2 hereof.

         8.1.7. LITIGATION AFFECTING CLOSING. No suit, action, or other proceeding shall be pending or threatened by any person not a party to this Agreement or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this agreement, and no investigation that might eventuate in any such suit, action, or other proceeding shall be pending or threatened.

         8.1.8. LEGISLATION. No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

         8.1.9. REVIEW OF RECORDS OF THE BUSINESS. The Buyer shall have had the opportunity prior to the Closing to review the business records of the Seller and to take such other actions as specified herein. The Buyer shall have no obligation to close the purchase of the Purchased Assets and the Membership Interests if the Buyer discovers during such review any material deviation (in the Buyer's sole discretion) from the information provided to the Buyer by the Seller or the Owner relating to the Seller, the Business or the Purchased Assets.

         8.1.10. FINANCING COMMITMENT; LINES OF CREDIT. The Buyer shall have obtained a written financing commitment for a line of credit from a bank or other financial institution that is acceptable to the Buyer in its sole discretion and which would be secured by certain of the Purchased Assets (other than the tractors and trailers that comprise the Seller's "rolling stock" which will be the collateral that will secure the payment of the Note) (the "Financing Commitment") no later than October 31, 2002.

         8.1.11. DUE DILIGENCE INVESTIGATION. The Buyer shall be satisfied with the results of its due diligence investigation of the Business, the Purchased Assets and the Membership Interests, including without limitation, the physical condition of the Purchased Assets and the financial condition of the Business, in the Buyer's sole and absolute discretion which shall be completed by closing.

     8.2 CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE OWNER TO PROCEED WITH THE CLOSING.

     The obligations of the Seller and the Owner to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by the Seller and/or the Owner in their sole discretion:

         8.2.1. ACCURACY OF REPRESENTATIONS; CERTIFICATE OF PRESIDENT. The representations and warranties of the Buyer herein contained are true in all respects both at signing and as of the Closing, and the Buyer has fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. The Buyer shall have delivered to the Seller a certificate in form and substance satisfactory to the Seller dated as of the Closing and executed by the President of the Buyer to all such effects.

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
         8.2.2. DELIVERY OF DOCUMENTS; PAYMENT OF PURCHASE PRICE. The Buyer shall have delivered all documents to be delivered at Closing pursuant to
Section 4.3 hereof and the Buyer shall have paid the Purchase Price in accordance with the terms and provisions of Section 3.1.2 hereof.

         8.2.3. LITIGATION AFFECTING CLOSING. No suit, action, or other proceeding shall be pending or threatened by any person not a party to this Agreement or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that might eventuate in any such suit, action, or other proceeding shall be pending or threatened.

         8.2.4. LEGISLATION. No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

         8.2.5. CONSULTING AND NON-COMPETE AGREEMENT. The Buyer shall have entered into the Consulting and Non-Compete Agreement in the form attached hereto as Exhibit 1.3.1.

     8.3 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated herein may be terminated at or prior to the Closing ("Rightful Termination") as follows:

         8.3.1. UPON MUTUAL CONSENT. By mutual consent of all parties;

         8.3.2. UPON FAILURE BY SELLER. By the Buyer pursuant to written notice delivered at or prior to the Closing if the Seller has failed in any material respect to satisfy all of the conditions to Closing set forth in Section 8.1; or

         8.3.3. UPON FAILURE BY BUYER. By the Seller pursuant to written notice delivered at or prior to the Closing if the Buyer has failed in any material respect to satisfy the conditions set forth in Section 8.2.

     8.4 CONSEQUENCES OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.3.1., no party shall be entitled to damages from the other parties hereto. Rightful Termination pursuant to Section 8.3.2. or
Section 8.3.3. shall not constitute a waiver of the terminating party's claim for damages due to any other party's failure to perform its obligations under this Agreement.

                           ARTICLE 9. INDEMNIFICATION.

     9.1 INDEMNIFICATION BY SELLER AND OWNER. The Seller and the Owner shall jointly and severally indemnify, defend, and hold the Buyer harmless at all times from and after the date of this Agreement against and in respect of all losses, liabilities, claims, damages, costs, and expenses (including reasonable attorneys' fees and expenses) (collectively "Damages") which the Buyer may suffer or incur in connection with any of the following matters:

         9.1.1. Breaches. The breach by the Seller or the Owner of any agreement, representation, warranty, or covenant contained in this Agreement, the Consulting and Non-Competition Agreement, or any collateral documents;

         9.1.2. PRE-CLOSING OBLIGATIONS. Any claim, demand, action or proceeding asserted by any person against the Buyer relating to any obligation or liability not specifically assumed by the Buyer or relating to any obligation or liability arising prior to Closing; or

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
          9.1.3. CLAIMS OF CREDITORS. Any claim, demand, action or proceeding asserted by any person against the Buyer relating to the transfer of the Purchased Assets or the actual or alleged failure of the parties to fully comply with any statutory provision designed to protect the interests of the creditors of the Seller and the Owner.

     9.2 INDEMNIFICATION BY BUYER. The Buyer shall indemnify, defend, and hold the Seller and the Owner harmless at all times from and after the date of this Agreement against and in respect of all Damages, which the Seller or the Owner may suffer or incur in connection with any of the following matters:

         9.2.1. BREACHES. The breach by the Buyer of any agreement, representation, warranty, or covenant contained in this Agreement, the Consulting Agreement, the Non-Competition Agreement, or any collateral documents; or

         9.2.2. POST-CLOSING OBLIGATIONS. Any claim, demand, action, or proceeding asserted by any person against the Seller or the Owner relating to any obligation or liability specifically assumed by the Buyer hereunder or to any obligation or liability relating to the Business incurred after the Closing.

     9.5 RIGHT OF OFFSET. As security to the Buyer for performance of the indemnities of the Seller and the Owner provided herein, in the event that the Seller does not satisfy within thirty (30) days after written notice to the Seller any of the Seller's Liabilities that are asserted against the Buyer by a third party following the Closing or in the event that the Seller or the Owner commit any Breaches that are not cured within thirty (30) days after written notice to the Seller, then , the Buyer may at any time pay the amount of the Damages suffered or incurred by the Buyer and the Buyer may offset the amount of such Damages against the then remaining unpaid balance of Purchase Price due Seller under the Debenture.

                              ARTICLE 10. (OMMITED)

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
                               ARTICLE 11. GENERAL

     11.1. ENTIRE AGREEMENT. This Agreement, together with the exhibits heretofore or contemporaneously delivered pursuant to this Agreement or executed and delivered at the Closing, sets forth the entire agreement and understanding among the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements, and understandings of every and any nature among them. This Agreement shall be effective only when signed by all of the parties on the signature pages (or counterpart signature pages hereto). No party shall be bound by any condition, definition, warranty, or representations, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof set forth in writing and signed by the party to be bound thereby. This Agreement may not be amended, supplemented, changed, or modified, except by agreement in writing signed by the parties to be bound thereby.

     11.2. APPLICABLE LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the internal law of the state of Kansas applicable to contracts executed in and performed entirely within such state, without reference to any choice of law statutes or principles thereof. With respect to any litigation arising out of this Agreement, the parties expressly waive any right they may have to a jury trial and agree that any such litigation shall be tried by a judge without a jury. Each party agrees to non-exclusive personal jurisdiction and venue in the United States District Court Kansas City, Kansas.

     11.3. EXHIBITS. Each exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement as if fully set forth herein.

     11.4. EXECUTION IN COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts (including facsimile counterparts which shall have the same effect as originals), and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties hereto only when all parties have executed a counterpart of this Agreement.

     11.5 BINDING EFFECT AND BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and permitted assigns.

     11.6. SUCCESSORS AND ASSIGNS. No party hereto shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to an affiliated corporation, limited liability company or other legal entity, whether presently existing or formed subsequent to the date hereof, other than OrderPro Logistics, Inc.;, provided, however, that the Buyer shall guarantee the performance hereof by its assignee subject to the terms and conditions hereof.

     11.7. NO THIRD PARTY RIGHTS. This Agreement is not intended, and shall not be construed, to create any rights in any person or entity other than the parties to this Agreement and no other person or entity shall have any rights as a third party beneficiary hereunder.

     11.8. DEFINITIONS. Unless otherwise specified herein or therein, the following terms (or any derivative or alternative form thereof) as used in this Agreement, the Consulting Agreement, the Non-Competition Agreement, or the instruments, certificates, or other documents required under this Agreement, shall have the meanings assigned in this Section 11.8:

         (a) KNOWLEDGE. "Knowledge" or "knowledge" means, with respect to any person, actual knowledge of a fact, and with respect to any corporation or other entity, actual knowledge of a fact by any officer, director, member, manager or employee of such corporation or entity or constructive knowledge if a reasonably prudent officer, director, member, manager or employee would have known, or should have known the fact after due inquiry.

         (b) PERSON. "Person" or "persons" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         (c) LAWS. "Laws" or "laws" means any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental or other authorities including any judicial or administrative interpretations thereof.

     11.9. SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision shall be enforced to the greatest extent permissible so as to affect the intent of the parties hereto, and the legality, validity and enforceability of the remaining provisions shall in no manner be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the illegal, invalid or unenforceable provision with legal, valid and enforceable language which as closely as possible reflects such intent.

     11.10. EXPENSES. Each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transaction contemplated hereby, including, without limitation, all fees and disbursements of attorneys, accountants, brokers, and financial consultants incurred through the Closing.

     11.11. PUBLICITY. No public release, announcement or other form of publicity concerning this Agreement or the transaction contemplated herein shall be issued by any party without the prior written consent of all other parties hereto; provided, however, that after Closing, the Buyer may announce completion of the transaction in its own discretion.

     11.12. WAIVER. The waiver by any party of any other party's non-compliance with any obligation or responsibility herein shall be ineffective unless given in writing and shall not be deemed a waiver of other instances of non-compliance or of any party's remedies for such non-compliance.

     11.13. INTERPRETATION. The parties acknowledge that this Agreement was prepared by the Buyer solely as a convenience and that all parties and their counsel hereto have read and fully negotiated all the language used in this Agreement.

     11.14. ATTORNEY FEES. If any litigation shall be commenced to enforce, or relating to, any provision of this Agreement, the Consulting Agreement, the Non-Competition Agreement or any collateral documents, the prevailing party shall be entitled to an award of reasonable attorney fees and reimbursement of such other costs as it incurs in prosecuting or defending such litigation. For purposes of this Section 11.17, prevailing party shall include a party awarded injunctive relief, a party succeeding in obtaining the issuance of an order enforcing an arbitrator's award or compelling arbitration as provided herein, and a party prevailing upon appeal.

     11.15. CONSENTS. Any consent permitted or required in this Agreement, the Consulting Agreement, the Non-Competition Agreement or any collateral documents shall be ineffective if not in writing and, unless provided otherwise herein or therein, shall be granted or denied in the sole and absolute discretion of the party authorized to grant the consent.

     11.16. NOTICES. All notices which are required to be given or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered in person, or mailed by registered or certified mail, postage prepaid, or sent by commercial expedited delivery service, as follows:

If to the Seller:                  with a copy to:
                                   (which copy shall be mandatory to effect notice but shall not alone constitute notice)

Paul Titus                         Attorney
                                   Nathan C. Harbur, Attorney
                                   113450  Tomahawk Creek, Ste. 100
                                   Leawood Kansas 66211

If to the Buyer:                   with a copy to:
                                   (which copy shall be mandatory to effect notice but shall not alone constitute notice)

Richard Windorski, President       Leonard J. Lewensohn, Attorney
7400 Oracle Road                   11512 N. Port Washington Rd., Ste. 101
Tucson AZ 85704                    Mequon WI 53209

or such other address as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice to be given by a party may be given by any attorney(s) then authorized to receive copies of notices hereunder.

Any notice or other communication shall be deemed given when received if given by hand or by commercial expedited delivery service, and three (3) days following deposit, if sent by certified mail, return receipt requested, and deposited in the U.S. mails for delivery as hereinabove provided.

                        ARTICLE 12. BUSINESS TRANSITION.

     12.1 To facilitate an orderly transition of the Business from the Seller to the Buyer, for a period of up to four (4) months following Closing:

     (a) The Buyer and the Seller will use reasonable efforts to each day mail to the other party any and all written matter, including, without limitation, the Seller mailing to the Buyer payments received by the Seller in the event such payments are for products shipped before the Closing and which are in payment of Accounts Receivable purchased by the Buyer from the Seller under this Agreement.

     (b) The Buyer and the Seller will use reasonable efforts to promptly upon receipt to direct to the other party each letter, telephonic communication, and facsimile transmission intended for the other party as received by the Buyer or the Seller.

     (c) The Buyer, the Seller and their respective accountants and attorneys will cooperate with each other to ensure that both parties receive the most favorable tax treatment of the transactions contemplated by this Agreement.


                         (SIGNATURES ON FOLLOWING PAGE)

     IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed by the Buyer, the Seller, and the Owner as of the date first above written.

                                      BUYER:

                                      ORDERPRO LOGISTICS, INC.
                                      a Nevada corporation
Attest:


By                                    By:
  ----------------------------           -----------------------------
  _________________, Secretary            Richard Windorski, President



                                      SELLER:


                                      GREAT PLAINS
                                      TRANSPORTATION, INC.
                                      an Illinois corporation
Attest:


By                                    By:
  ----------------------------           -----------------------------
    ______________, Secretary             Paul Titus, President


                                      OWNER


                                      ----------------------------
                                      Paul Titus, Shareholder

                                List of Exhibits

EXHIBIT 1.2         FIXED ASSETS AND SELLER'S SEMI-TRAILERS
Exhibit 1.6.        CONTRACTS
EXHIBIT 2.1 A       PROMISSORY NOTE
Exhibit 2.1 b.      DEBENTURE
Exhibit 3.2.        Tax Forms 8594
Exhibit 3.3.        Consulting Agreement & Non-Competition Agreement
Exhibit 6.1.        Disclosure Schedule
Exhibit 8.1.1.      Seller's Certificate of Representations

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